                                                                       EXHIBIT 4

                             WESTERN WATER COMPANY

                          CERTIFICATE OF DESIGNATIONS

                              -------------------

                            Pursuant to Section 151
            of the General Corporation Law of the State of Delaware

                              -------------------

         Western Water Company (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify that pursuant to the provisions Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, by unanimous written consent dated April 10, 1997 adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

         WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to fix by resolution or resolutions the designation, powers, preferences, voting rights and other rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware;

         WHEREAS, the Corporation has previously designated a series of preferred stock called Series B Convertible Redeemable Preferred Stock ("Series B Preferred Stock") and authorized 15,000 shares with a value of $1,000 per share of such Series B Preferred Stock; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a new series of preferred stock and the number of shares constituting such series:

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

1. DESIGNATION OF SERIES. The designation of such series of preferred stock is Series C Convertible Redeemable Preferred Stock ("Series C Preferred Stock"). The number of shares constituting such series is 15,000, with a value of $1,000 per share for the purpose of calculating dividends and amounts payable upon liquidation, dissolution or winding up ("stated value"). Shares of Series C Preferred Stock redeemed or purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

2. DIVIDENDS. The holders of the outstanding Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the annual rate of 7.25% of the stated value per share of Series C Preferred Stock. Such dividends shall be payable semi-annually, on the fifteenth day of January and July (each of such dates being a "Dividend Payment Date"). The first four semi-annual payments made with respect to Series C Preferred Stock may be made, subject to the terms hereof, at the option of and in the sole discretion of, the Board of Directors, in cash or, in full or in part, by issuing fully paid and nonassessable shares of Series C Preferred Stock such that the stated value of the shares of Series C Preferred Stock plus the amount of cash dividend paid in part, if any, is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such dividend were paid entirely in cash, after which all payments made with respect to the Series C Preferred Stock shall be in cash. The issuance of such shares of Series C Preferred Stock (plus the amount of cash dividends, if any, paid together therewith) shall constitute full payment of such dividend. In no event shall an election by the Board of Directors to pay dividends, in full or in part, in cash on any of the first four semi-annual Dividend Payment Dates preclude the Board of Directors from electing either such alternative in respect of all or any portion of any subsequent dividend in the first four
semi-annual payments.   Declared but unpaid dividends shall not bear interest.

3.       VOTING

         a. Voting Rights. The holders of Series C Preferred Stock shall be entitled to vote upon all matters presented to the stockholders, together with the holders of Common Stock as one class, except as otherwise required by law. Each share of Series C Preferred Stock shall entitle the holder thereof to that number of votes equal to the number of shares of Common Stock into which one share of Series C Preferred Stock would have been convertible, if such conversion had taken place on the record date set for determining stockholders entitled to vote at a meeting or the date of the consent of stockholders if action is being taken by written consent.

         b. Voting Rights on Default. If the Corporation fails to pay in whole or in part two or more semi-annual dividends on the Series C Preferred Stock as provided for in Paragraph 2 hereof, the Series C Preferred Stock shall have the right to elect the smallest number of directors constituting a majority of the authorized number of directors of the Corporation, and the holders of the Common Stock shall have the right to elect the remaining directors. Such right in the Series C Preferred Stock shall continue until dividends shall have been declared and paid or set apart for at least two consecutive semi-annual periods, after which the exclusive right to elect directors shall revert to the Common Stock and the Series C Preferred Stock voting as a single class, subject to renewal of the voting right of the Series C Preferred Stock from time to time in the event of the nonpayment of dividends as described above. At any time after the right to elect directors is vested in the Series C Preferred Stock, and at any time after the exclusive right to elect directors shall revert to the Common Stock and the Series C Preferred Stock, the holders of 5% or more of the outstanding shares of Series C Preferred Stock or Common Stock, as the case may be, have a right to call a special meeting of stockholders for the purpose of electing all of the members of the board of directors, such right to be exercisable by delivering a request in writing for the calling of the special meeting to the President or Secretary, or to the Chairman of the Board or a Vice President if there be



                                        2.

such. The officer receiving the request shall forthwith cause notice to be given to the stockholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than 35 or more than 90 days after the receipt of the request. Upon the election of directors by the Series C Preferred Stock at a special meeting, the terms of all persons who were directors immediately prior thereto shall terminate and the directors elected by the Series C Preferred Stock together with those elected at the special meeting by the Common Stock shall constitute the directors of the Corporation until the next annual meeting. Upon the election of directors by the Common Stock and the Series C Preferred Stock at a special meeting after the exclusive right to elect directors has reverted to the Common Stock and the Series C Preferred Stock, the terms of all persons who were directors immediately prior thereto shall terminate and the directors elected by the Common Stock and Series C Preferred Stock, at the special meeting shall constitute the directors of the Corporation until the next annual meeting.

4. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount per share of Series C Preferred Stock equal to the stated value of such share of Series C Preferred Stock and a further amount equal to any dividends declared and unpaid thereon, if any, as provided in Paragraph 2 hereof, to the date that payment is made available to the holders of Series C Preferred Stock, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock.

         If upon such liquidation, dissolution or winding up, the assets thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series C Preferred Stock.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the provisions of the Corporation's Certificate of Incorporation, as amended, and to all of the preferential rights of the holders of Series C Preferred Stock on distribution or otherwise, the holders of Common Stock shall be entitled to receive, ratably, all remaining assets of the Corporation.

         A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Paragraph 4.

5. CONVERSION RIGHTS. The holder of any shares of Series C Preferred Stock shall have the right at any time commencing from the date of issuance to convert any of his or her shares of Series C Preferred Stock into duly authorized, validly issued, fully





                                       3.

paid and nonassessable shares of Common Stock of the Corporation at the Conversion Price, as defined herein, and upon the terms set forth herein.

6. CONVERSION PRICE. Each share of Series C Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) $1,000 by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series C Preferred Stock shall be $16.62 per share. The Conversion Price shall be subject to further adjustment as set forth in Paragraph 8 hereof. No payment or adjustment shall be made for any dividend or other distribution that is payable on the Common Stock issued upon such conversion.

7. CONVERSION PROCEDURE. The holder of any shares of the Series C Preferred Stock may exercise his or her right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series C Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Paragraph 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within ten business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series C Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the Series C Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series C Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock at such time.

         Shares of the Series C Preferred Stock may not be converted after the close of business of the fifth business day preceding the date fixed for redemption of such shares pursuant to Paragraph 13 hereof.

         Upon conversion of any shares of the Series C Preferred Stock, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect





                                       4.

of the shares so converted, provided that such holder shall be entitled to receive any dividends on such shares of the Series C Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of the Series C Preferred Stock entitled to receive payment of such dividend.

8. CONVERSION PRICE ADJUSTMENTS. The Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

         a. Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date of such dividend or distribution on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series C Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he or she would have owned or been entitled to receive had such Series C Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

         b. Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of Common Stock, (i) of shares of any class of capital stock of the Corporation other than shares of Common Stock, or (ii) of evidences of indebtedness of the Corporation, or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 8(a) hereof), or (iv) of rights or warrants entitling the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Trading Price, as defined in Paragraph 13 hereof, on the record date fixed to determine stockholders entitled to subscribe or purchase; in each such case, the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors in their reasonable discretion) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which was in effect prior to the fixing of the record date (subject to any adjustments made pursuant to this Paragraph 8 since such record date).





                                       5.

         c. Rounding of Calculations; Minimum Adjustment. All calculations under this Paragraph 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

         d. Adjustments for Consolidation, Merger, etc. In case the Corporation, (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) shall permit any other person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (iii) shall transfer all or substantially all of its properties or its assets to any other person, or (iv) shall effect a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common stock for which adjustment is provided in this Paragraph 8); then, and in each such case, proper provision shall be made so that each share of Series C Preferred Stock then outstanding shall be converted into, or exchanged for, one share of preferred stock of the acquiring corporation entitling the holder thereof to all of the rights (including voting rights), powers, privileges and preferences with respect to the acquiring corporation to which the holder of a share of Series C Preferred Stock is entitled with respect to the Corporation, and being subject with respect to the acquiring corporation to the qualifications, limitations and restrictions to which a share of Series C Preferred Stock is subject with respect to the Corporation.

         e.      Issue or Sale of Shares Below Market Price.

                               (i)     In the event the Corporation at any time
or from time to time shall issue or sell (or be deemed to have issued or sold) additional shares of Common Stock, other than as a dividend in Paragraph b. above and other than upon a subdivision or combination of shares of Common Stock as provided in Paragraph a. above, without consideration or for a consideration per share less than the Market Price (as defined below) of the date of such issuance, then and in each case the then Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying that Conversion Price by a fraction the numerator of which shall be (A) the number of shares of Common Stock outstanding at the close of business on the day next preceding the date of such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of additional shares of Common Stock so issued would purchase at such Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue or sale after giving effect to the issuance of such additional shares of Common Stock. For the purposes hereof, the "Market Price" of the Common Stock shall be closing sales price





                                       6.

of the Common Stock (or the average of the last bid and asked prices of the Common Stock is the Common Stock is not listed or admitted to trade on and exchange or system that publishes daily closing prices) on the date immediately prior to the date of the issuance.

                              (ii)     For the purpose of making any adjustment
in the Conversion Price or number of shares of Common Stock purchasable on conversion of Series C Preferred Stock as provided in clause (i) of this Paragraph e., the consideration received by the Corporation for any issue or sale of securities shall, (A) to the extent it consists of cash, be computed at the sales price before deduction of any expenses payable by the Corporation and any underwriting or similar commissions, compensations, or concessions paid or allowed by the Corporation in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment; provided, however, that the aggregate fair market value of such non-cash and cash consideration shall not exceed the Market Price of the shares of Common Stock, and (C) if additional shares of Common Stock, "Convertible Securities" (as hereinafter defined) or rights or options to purchase either additional shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors of the Corporation to be allocable to such additional shares of Common Stock, Convertible Securities or rights or options.

                             (iii)     For the purpose of the adjustment
provided for in clause (i) of this Paragraph e., if at any time or from time to time the Corporation shall issue any rights or options (other than options granted to the Corporation's officers, directors, employees or agents under the Corporation's stock option plans or otherwise) for the purchase of, or stock or other securities convertible into or exchangeable for, additional shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the "Effective Price" (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the Market Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of additional shares of Common Stock issuable upon exercise, conversion or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such options or rights, and, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation for such Convertible Securities, plus the minimum amount of consideration, if any, payable to the Corporation upon the conversion or exchange of such Convertible Securities. "Effective Price" for this purpose shall mean the quotient determined by dividing the total of all of such consideration by such maximum number of additional shares of Common Stock. No further adjustment





                                       7.

of the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of additional shares of Common Stock on the exercise of any such rights or options or the conversion or exchange of any such Convertible Securities.

         If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only additional shares of Common Stock so issued were the additional shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such additional shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

9. VOLUNTARY ADJUSTMENT. The Corporation may make, but shall not be obligated to make, such decreases in the Conversion Price so as to increase the number of shares of Common Stock into which the Series C Preferred Stock may be converted, in addition to those required by Paragraph 8 hereof, as it considers to be advisable in order to avoid federal income tax treatment as a dividend of stock or stock rights.

10. RESERVATION OF SHARES OF COMMON STOCK FOR CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series C Preferred Stock that are then outstanding.

11. NOTICE OF ADJUSTMENT OF CONVERSION PRICE. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall forthwith file with any transfer agent or agents for the Series C Preferred Stock, if any, and at the principal office of the Corporation, a statement signed by the President or a Vice President and by the Chief Financial Officer or the Secretary of the Corporation setting forth the adjusted Conversion Price. The statement so filed shall be open to inspection by any holder of record of shares of Series C Preferred Stock. The Corporation shall also, at the time of filing any such statement, mail notice to the same effect to the holders of shares of Series C Preferred Stock at their addresses appearing on the books of the Corporation or supplied by such holder to the Corporation for the purpose of notice.

12. FRACTIONAL SHARES IN CONVERSION. The Corporation shall not be required to issue fractions of shares of Common Stock on the conversion of Series C





                                       8.

Preferred Stock. If any fraction of a share of Common Stock would be issuable upon the conversion of a share, except for the provisions hereof, the Corporation shall purchase such fraction for an amount in cash equal to the Trading Price (as defined in Paragraph 13 hereof) multiplied by such fraction. If more than one certificate for shares of Series C Preferred Stock shall be presented for conversion at any one time by the same registered holder, the number of shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable upon conversion of the shares so presented. All calculations under this Paragraph 12 shall be made to the nearest one-hundredth of a share.

13. REDEMPTION. Commencing on April 1, 1999, shares of the Series C Preferred Stock may be redeemed, in whole or in part at any time at the option of the Corporation by resolution of its Board of Directors, for cash at $1,000 per share; plus, in each case, all declared and unpaid dividends thereon, if any, to the redemption date. However, the Corporation may not redeem the Series C Preferred Stock unless the Common Stock has had a Trading Price (as hereinafter defined in this Paragraph 13) of not less than 150% of the Conversion Price for 20 consecutive trading days prior to the Corporation giving notice to the holders thereof. In case of the redemption of a part only of the outstanding shares of Series C Preferred Stock, the shares so to be redeemed shall be selected pro rata.

         At least 30 days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares of Series C Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the date fixed for redemption and the redemption price and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each holder of shares of Series C Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price, together with declared and unpaid dividends, if any, to the date fixed for redemption. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificate evidencing any shares of Series C Preferred Stock so called for redemption shall not have been surrendered, all rights pertaining to such shares shall terminate, except only the right of the holders to receive the redemption price, together with declared and unpaid dividends thereon, if any, to the date fixed for redemption, without interest, upon surrender of their certificates therefor.

         If, after notice of redemption has been given, the Corporation deposits, on or prior to any date fixed for redemption of shares of Series C Preferred Stock, with any bank or





                                       9.

trust company in the State of California that has a combined capital and surplus of not less than $100 million, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefor, and the right to convert said shares as provided herein at any time up to but not after the close of business on the fifth day prior to the date fixed for redemption of such shares. The deposit shall constitute full payment of the shares to the holders thereof.
Any moneys so deposited on account of the redemption price of Series C Preferred Stock converted subsequent to the making of such deposit shall be repaid to the Corporation forthwith upon the conversion of such shares of Series C Preferred Stock. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation. If the holders of Series C Preferred Stock so called for redemption shall not, at the end of two years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the redemption price.

         The term "Trading Price" shall be the average for the 20 consecutive trading days immediately prior to the date requiring a determination of the prices determined as follows: (i) If the Common Stock is listed or admitted to trade on a national securities exchange, on the Nasdaq National Market System ("NMS"), or on the Nasdaq SmallCap Market ("SmallCap"), the closing price of the Common Stock on the composite tape of the principal national securities exchange on which the Common Stock is so listed or admitted to trade or on the NMS or SmallCap systems, as the case may be; (ii) If the Common Stock is not listed or admitted to trade on an exchange or a system that publishes daily closing prices, the average of the last bid and asked prices of the Common Stock quoted on such other trading system.

14. OPTIONAL REDEMPTION. Commencing on April 1, 2006 and continuing until March 31, 2007, each holder of shares of the Series C Preferred Stock may, from time to time, during such period, at such holder's option, cause the Corporation to redeem for cash, out of funds legally available therefore, up to an aggregate of one-half of all shares of Series C Preferred Stock owned by such holder on April 1, 2006. Commencing on April 1, 2007, each holder of shares of Series C Preferred Stock may, from time to time thereafter, at such holder's option, cause the Corporation to redeem for cash, out of funds legally available therefore, some or all of such holder's shares of Series C Preferred Stock. The redemption price for each share of Series C Preferred Stock shall be $1,000





                                      10.

per share, plus, in each case, all declared and unpaid dividends, if any, on such redeemed shares through the date of redemption. Each holder of shares of Series C Preferred Stock may exercise his rights to have such shares redeemed pursuant to this Section 14 by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for such purpose, a certificate or certificates representing the shares to be redeemed accompanied by a written notice stating that such holder elects to have redeemed the specified whole number of such shares in accordance with the provisions of this Section 14 and, if less than the full number of shares evidenced by the surrendered certificates are being redeemed, specifying the name or names in which such holder wishes the certificates for the balance of such shares to be issued. Within 10 calendar days after the surrender of such certificate or certificates and the receipt of the required written notice relating thereto, the Corporation shall deliver or cause to be delivered to the holder (a) the redemption price of the shares being so redeemed and (b) if less than the full number of shares evidenced by the surrendered certificate or certificates are being redeemed, any certificate or certificates, of like tenor, for the full number of shares evidenced by the surrendered certificate or certificates, less the number of shares redeemed. Any redemption notice delivered pursuant to this Section 14 shall be irrevocable for 30 days. During such 30-day period, or until the date on which the redemption price is paid, whichever is earlier, the shares tendered to the Corporation for redemption shall not be convertible by the holder pursuant to
Section 5, but shall otherwise be entitled to all rights and privileges contained in this Certificate of Designations.

15. MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES. If any of the Series C Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and substitution for and upon cancellation of the mutilated Series C Preferred Stock certificate, or in lieu of and in substitution for the Series C Preferred Stock certificate lost, stolen or destroyed, a new Series C Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series C Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series C Preferred Stock certificate and indemnity, if requested.

16. REISSUANCE OF PREFERRED STOCK. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock other than the Series C Preferred Stock.

17. BUSINESS DAY. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that banks are not open in the State of California, such payment, redemption or exchange shall be made on the immediately succeeding day on which such banks are open.





                                      11.

18. HEADINGS OF SUBDIVISIONS. The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

19. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series C Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

20.      NOTICE TO THE COMPANY.

         All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by courier to the Corporation at its principal executive offices located at 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122, Attention: President. Minor imperfections in any such notice shall not affect the validity thereof.

21.      LIMITATIONS.

         Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.





                                      12.

         IN WITNESS WHEREOF, Western Water Company, has caused this certificate to be executed by Edward A. Beeman, as Chief Financial Officer, and attested by Janice I. Sanchez, as Assistant Secretary, this 18th day of April, 1997.

                             WESTERN WATER COMPANY



                                        By  /s/ EDWARD A. BEEMAN
                                          --------------------------------
                                        Name: Edward A. Beeman
                                        Title: Chief Financial Officer

Attest:

/s/ JANICE I. SANCHEZ
-----------------------------
Name: Janice I. Sanchez
Title: Assistant Secretary





                                      13.